UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 7, 2010

BURGER KING HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32875	75-3095469
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5505 Blue Lagoon Drive
Miami, Florida
(Address of Principal Executive Offices)
33126
(Zip Code)

(305) 378-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)     As previously disclosed, on October 19, 2010, Burger King Holdings, Inc. (the “Company”) was acquired by an affiliate of 3G Capital Partners, Ltd. (“3G Capital”). In connection with the acquisition, the Company and Ben K. Wells, the Company’s Chief Financial Officer, entered into an amendment to Mr. Wells’ employment agreement pursuant to which Mr. Wells agreed to remain employed with the Company for a period of six months, or through April 19, 2011. On December 7, 2010, the Company and Mr. Wells agreed that Mr. Wells will relinquish the position of Chief Financial Officer, effective December 31, 2010, and will continue to perform transition services for the Company through April 19, 2011 in accordance with his employment agreement.
(c)     On December 7, 2010, the Company appointed Daniel Schwartz to the position of Executive Vice President and Chief Financial Officer, effective January 1, 2011. As previously disclosed, Mr. Schwartz joined the Company in November 2010 as Executive Vice President, Deputy Chief Financial Officer. From January 2008 until November 2010, Mr. Schwartz, 30, served as a partner with 3G Capital, where he was responsible for managing 3G Capital’s private equity business. He joined 3G Capital in January 2005 as an analyst and worked with the firm’s public and private equity investments. From March 2003 until January 2005, Mr. Schwartz worked for Altair Capital Management, a hedge fund located in Stamford, Connecticut, and served as an analyst in the mergers and acquisitions group at Credit Suisse First Boston from June 2001 to March 2003.
3G Capital, an investment firm with its principal office located in New York City, is an affiliate of 3G Special Situations Fund II, L.P., which owns 100% of the Company.
Mr. Schwartz will receive an annual base salary of $400,000. His target annual cash bonus opportunity is 150% of his base salary, as determined under the annual incentive plan maintained by the Company. If the Company does not achieve the threshold performance goals established by the Compensation Committee of the Board of Directors of the Company for a fiscal year, Mr. Schwartz will not be entitled to receive an annual bonus for such fiscal year. In addition, the Company intends to grant to Mr. Schwartz options to purchase the Company’s common stock with an aggregate grant date value of $4 million, an exercise price equal to the fair market value on the grant date and a five-year vesting period. The grant will be subject to the Company’s equity plan providing for equity-based incentive compensation to be adopted by the Company.
Mr. Schwartz has also received a relocation allowance of $255,517.30 and temporary housing through February 2011. If Mr. Schwartz voluntarily leaves his employment with the Company or if he is terminated for cause within one year of his effective date, he will be required to reimburse the Company for the entire after tax amount of the relocation allowance.
Mr. Schwartz will enter into an agreement with the Company pursuant to which he will agree to maintain the confidentiality of the Company’s information and not to compete with the Company or solicit the Company’s employees or franchisees during his employment and for one year after termination of employment.
In addition, there are no family relationships between Mr. Schwartz and any of the Company’s directors or executive officers and the Company has not entered into any transactions with Mr. Schwartz that are reportable pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURGER KING HOLDINGS, INC.
By:	/s/ Anne Chwat
Anne Chwat
General Counsel and Secretary

Date: December 8, 2010

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